Exhibit 99.1

                                 Contact: Donald L. Nevins, CFO
RELEASED 8:12 A. M., 05/19/00    Ophidian Pharmaceuticals, Inc.
                                        Phone 608.271.0878 x108
                                               Fax 608.277.2395
                                        E-mail dnevins@ophd.com

       Ophidian Taking Actions to Conserve Cash

May 19, 2000 (Madison, Wisconsin) Ophidian
Pharmaceuticals, Inc. (Nasdaq SmallCap Market - OPHD;
the Pacific Exchange, Inc. - OPD) announced that it's board of directors is evaluating options and it is taking actions to conserve the company's cash resources. The board is concerned that new development capital may not be raised quickly enough to support its current operating level. The company is considering options to reduce expenses by curtailing or discontinuing various activities, including product development, clinical trials and prototype manufacturing. The board wishes to direct the company's current resources to the marketing of its technology and manufacturing assets. This would represent a change of business focus from its historic drug development strategy.

Ophidian was founded in 1989 to discover, develop, and manufacture pharmaceuticals using antibodies from hen eggs. Since then the company has focused on the development of products for infectious and inflammatory diseases of the intestinal tract. The lead product, for Clostridium difficile-associated disease, is in Phase II clinical testing. As previously announced, patient enrollment in this trial has been slower than expected, increasing the development costs and extending the timeline for the drug. To support its development programs, the company has constructed pilot manufacturing facilities capable of producing antibody and other products for clinical and commercial use. The company believes that new financing required to carry on these activities at present levels is unlikely to be received prior to the exhaustion of the company's current cash reserves.

The company's discovery programs have produced numerous patents and other intellectual property covering the manufacture, formulation and use of therapeutic antibodies. The company expects to direct remaining resources to realize value from these assets.

This document may contain certain forward-looking statements based on current management expectations.
There are certain key factors that could cause future results to differ from those anticipated by management.
Such factors include, but are not limited to, technical risks associated with the development of new products, the continued progress of clinical trials of the company, the company's ability to continue to establish collaborative agreements with third parties, the competitive environment of the biotechnology and pharmaceutical industries, and general economic conditions. Additional information on potential factors that could affect the company's financial results are included in the company's prospectus dated
May 7, 1998, and other reports filed with the Securities and Exchange Commission.
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